Exhibit 10.3

AMENDMENT NO. 1 TO PROMISSORY NOTE

This AMENDMENT NO. 1 (the “Amendment”) dated as of May 17, 2021, (the “Effective Date”) to that certain Promissory Note dated as of October 23, 2020 (the “Note”) issued to Eternal Genius Consulting Company Limited (“Holder”) by American Brivision (Holding) Corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company and Holder are parties to that certain Securities Purchase Agreement, dated as of October 23, 2020 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Company issued the Holder the Note, in the principal amount of $2,500,000;

WHEREAS, pursuant to the original terms of the Note, the Holder can convert the Note at any time into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price of $2.25 per share;

WHEREAS, terms otherwise not defined herein shall have the meaning set forth in the Purchase Agreement and Note;

WHEREAS, subject to the terms and conditions of this Amendment, the parties have agreed to amend the Note on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

I.        Amendment to the Note.

(a)	Section 5(b) of the Note is hereby deleted in its entirety and replaced with the following:

b.	“Conversion.

i.	Voluntary Conversion: At any time during the Conversion Period as defined below, the Holder may convert the unpaid and outstanding Principal into shares of the Company’s common stock at a fixed conversion price equal to $2.25 per share of Common Stock (the “Conversion Price”). The Conversion Period shall commence on the Issuance Date and end on the Maturity Date of this Note.

ii.	Mandatory Conversion: Subject to Section 7 hereof, the Note and all amounts due hereunder shall automatically be converted into shares of Common Stock, without any further action on the part of the Holder, immediately following receipt of a conditional approval to list the Common Stock on the NASDAQ stock market (the “NASDAQ Listing Event”). In connection with any mandatory conversion pursuant to this Section 5(b)(ii), the conversion price shall be equal to the Conversion Price”

(b)	Section 5(c) of the Note is hereby deleted in its entirety and replaced with the following:

c.	Mechanics of Conversion.

i.      Conversion Shares Issuable Upon Voluntary Conversion. The number of shares issuable upon a conversion (the “Conversion Shares”) pursuant to Section 5(b)(i) hereunder shall be determined by the quotient obtained by dividing the outstanding principal amount of this Note and accrued but unpaid interest thereon to be converted by (y) the Conversion Price.

ii.      Conversion Shares Issuable Upon Mandatory Conversion. The number of Conversion Shares issuable upon a conversion pursuant to Section 5(b)(ii) hereunder shall be determined by the quotient obtained by dividing the outstanding principal amount of this Note and accrued but unpaid interest thereon to be converted by (y) the Conversion Price.

iii.      Delivery of Certificate Upon Conversion. Not later than seven (7) Business Days after each conversion date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares being acquired upon the conversion of this Note, in whole or in part.

iv.      Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to receive upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.”

III.       Full Force and Effect; References. Except as expressly amended hereby, all of the provisions of the Note are hereby affirmed and shall continue in full force and effect in accordance with their respective terms. Upon the effectiveness of this Amendment, each reference in the Note to “this Note,” “hereunder,” or words of like or similar import shall mean and be a reference to the Note, as modified and amended by this Amendment. Additionally, upon the effectiveness of this Amendment, each reference in the Purchase Agreement to “the Note,” “the Promissory Note,” or words of like or similar import shall mean and be a reference to the Note, as modified and amended by this Amendment.

IV.       Entire Agreement. The Company and Holder acknowledge that there are no agreements or understandings, written or oral, between the Company and Holder with respect to the matters set forth in the Note and in this Amendment, other than as set forth in the Note, as amended by this Amendment and the Purchase Agreement. The Company and Holder further acknowledge that the Note, as amended by this Amendment, contains the entire agreement between the Company and Holder with respect to the subject matter hereof and thereof, and that no covenant, condition, or other term or provision may be waived or modified orally.

V.       Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.

VI.       Counterparts and Electronic Transmission. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparties shall, together, constitute only one instrument. This Amendment may be executed and delivered by facsimile or electronic transmission.

VII. Dual Language. This Amendment is written in both English and Chinese. Shall there be any conflicts between the English and Chinese versions, the English version shall prevail.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

American BriVision (Holding) Corp

By:	/s/
Name:	Howard Doong
Title:	Chief Executive Officer

Holder:

Eternal Genius Consulting Company Limited

By:	/s/
Name:
Title: